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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ALZA Corporation Amended and Restated Stock Plan of our reports (a) dated January 29, 1999, except for Note 12 as to which date is March 16, 1999, with respect to the consolidated financial statements and schedule of ALZA Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998 and (b) dated January 29, 1999, except for paragraph 2 of Note 1 and Note 12 as to which date is March 16, 1999, with respect to the supplemental consolidated financial statements and schedule of ALZA Corporation included in its Current Report (Form 8-K), dated May 13, 1999 and filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
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Palo Alto, California
July 8, 1999